Exhibit 21.1
Subsidiaries of the Registrant
Expensify Limited
Expensify Australia Pty Ltd
Expensify Canada Inc.
Expensify Netherlands B.V.
401 SW 5th Ave LLC
Expensify Payments LLC
Expensify Lounge LLC
Fifth & Harvey LLC
Damasko LLC